Exhibit 10.109

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION COPY

MASTER REPURCHASE AGREEMENT

between

CHL GMSR ISSUER TRUST

(“Buyer”)

and

CALIBER HOME LOANS, INC.

(“Seller”)

Dated as of April 2, 2018

-i-

-ii-

Schedule 1-A	–	Representations and Warranties Regarding the Assets

Schedule 1-B	–	Representations and Warranties Regarding the Assets Consisting of Participation Certificates

Schedule 1-C	–	Representations and Warranties Regarding the Eligible Securities

Schedule 1-D	–	Representations and Warranties Regarding the Pledged Margin Securities

Schedule 2	–	Form of Asset Schedule

Schedule 3	–	Responsible Officers of Seller

Exhibit A	–	Form of Transaction Notice

Exhibit B	–	Form of Margin Excess Notice

-iii-

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement (this “Agreement”) is made as of April 2, 2018, between CHL GMSR ISSUER TRUST, as buyer (the “Buyer”) and CALIBER HOME LOANS, INC. (“Caliber”), as seller (the “Seller”). Capitalized terms have the meanings specified in Sections 1.01 and 1.02.

W I T N E S S E T H :

WHEREAS, the Seller has made, and may in the future make, the MSRs subject to this Agreement, subject to certain Participation Agreements in order to create Participation Certificates that evidence a Participation Interest in Portfolio Excess Spread and Advance Reimbursement Amounts;

WHEREAS, from time to time the parties hereto may enter into Transactions; and

WHEREAS, Seller will pledge certain MSRs in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used herein shall have the indicated meanings:

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, (i) those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and (ii) those practices required by Ginnie Mae.

“Administrative Agent” means Credit Suisse First Boston Mortgage Capital LLC or any party identified as an “Administrative Agent” pursuant to the Indenture.

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person (other than (A) the liens created in favor of Buyer or assigned to Buyer by (i) this Agreement, (ii) the Indenture or (iii) any other Program Agreement and (B) the rights, remedies, powers and prerogatives created in favor of Ginnie Mae by the Acknowledgment Agreement and the Ginnie Mae Contract).

“Agency Requirements” means with respect to any Portfolio Mortgage Loan, (a) the Ginnie Mae Contract and (b) the statutes and implementing regulations governing the mortgage loan insurance or guarantee program of the FHA, PIH, RD or VA, as applicable, and any agreements, announcements, directives and correspondence related thereto, and all amendments to any of the foregoing.

“Agreement” shall have the meaning set forth in the preamble.

“Asset” means (a) a Participation Certificate and (b) the related MSRs, in each case, sold or pledged to secure the Obligations hereunder.

“Asset Base” means for any date of determination, the product of (1) the Purchase Price Percentage and (2) the then-current Market Value.

“Asset Schedule” means a schedule, in the form attached hereto as Schedule 2, listing as of the date of such schedule (i) each Participation Certificate and its related Participation Agreement and (ii) each Mortgage Pool then underlying any MSRs, as such schedule shall be updated from time to time in accordance with Section 2.02 or Section 6.04 hereof.

“Base Indenture” means the Indenture, dated as of April 2, 2018, among Buyer, as issuer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, Seller, as administrator and as servicer, the Administrative Agent, and the Credit Manager, including the schedules and exhibits thereto.

“Buyer” means CHL GMSR Issuer Trust, together with its successors, and any assignee of and Participant or Transferee in the Transaction.

“Buyer Parties” shall mean any or all of the Buyer, any Administrative Agent, the Indenture Trustee, the Owner Trustee, the Credit Manager and any other parties acting on behalf of Buyer.

“Caliber” has the meaning given to such term in the Preamble.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Change in Control” means, (A) at any time prior to a public offering of Caliber, the LSF Parties cease to collectively own, directly or indirectly, at least 50.01% of Caliber, and (B) at any time after a public offering of Caliber, any “person” or “group” other than the LSF Parties owns, directly or indirectly, more than thirty-five percent (35%) of Caliber.

“Closing Date” means April 2, 2018.

“Code” means the Internal Revenue Code of 1986.

“Collection Policy” means Seller’s policies regarding Collections and remittance in accordance with the provisions of this Agreement and the Servicing Contracts and shall include the charging and collection of fees for servicing functions, including the charging of late fees, assumption fees, modification fees and other clerical or administrative fees in the ordinary course of servicing.

“Commitment Period” means the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the obligations of the Buyer under this Agreement shall have terminated pursuant to the terms of this Agreement.

“Confidential Information” has the meaning set forth in Section 10.10(b).

“Consideration” means (a) in the context of delivery thereof by the Buyer, any or all of (i) the Owner Trust Certificate, including increases in the value thereof pursuant to Sections 4.4(b) or 4.5(e) of the Base Indenture, (ii) one or more Variable Funding Notes and (iii) cash, and (b) in the context of delivery thereof by the Seller in satisfaction of a Margin Deficit, any or all of (i) a reduction in the value of the Owner Trust Certificate pursuant to Section 2.5(a) and (ii) any Margin Call Payment.

“Credit Manager” means Pentalpha Surveillance LLC or any successor thereto.

“Dedicated Account” means the Collection and Funding Account under the Indenture.

“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Eligible Asset” means any Asset which meets all of the following criteria (as applicable):

(a) relates to a Servicing Contract for Mortgage Loans in an Eligible Securitization Transaction in which Seller is acting in the capacity of servicer;

(b) complies with all Applicable Laws and other legal requirements, whether federal, state or local;

(c) provides for payment in Dollars;

(d) was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Asset, or the financing thereof contemplated hereby, unlawful, invalid or unenforceable and is not subject to any legal limitation on transfer;

(e) is owned solely by Seller subject to the relevant Servicing Contract free and clear of all Liens other than Liens in favor of Buyer and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person;

(f) in respect of which Seller has complied in all material respects with the Collection Policy and the related Servicing Contract or Participation Agreement, as applicable;

(g) is not an obligation of the United States of America, any State or any agency or instrumentality or political subdivision thereof (other than Ginnie Mae);

(h) in respect of which the information set forth in the Asset Schedule and the related Servicing Contract and, with respect to the Participation Certificates, the Participation Agreement, is true and correct in all material respects;

(i) in respect of which Seller has obtained from each Person that may have an interest in such Asset all acknowledgments or approvals, if any, that are necessary to pledge such Asset as contemplated hereby;

(j) complies with the representations and warranties set forth on Schedules 1-A and 1-B, as applicable, hereto;

(k) with respect to any Asset that constitutes an MSR:

(i) constitutes an “account” or a “general intangible” as defined in the Uniform Commercial Code and is not evidenced by an “instrument,” as defined in the Uniform Commercial Code as so in effect;

(ii) relates to an Eligible Securitization Transaction, where the related Participation Certificate is sold to the Buyer hereunder;

(iii) arose pursuant to a Servicing Contract that is in full force and effect and under which the Servicer has not been terminated; and

(iv) relates to a Participation Certificate that is an Eligible Asset hereunder; and

(l) with respect to any Asset that constitutes a Participation Certificate:

(i) is intended to constitute a “security” as defined in the Uniform Commercial Code and is evidenced by a certificate;

(ii) for which the related MSRs relate to an Eligible Securitization Transaction and have been pledged to the Buyer hereunder;

(iii) arose pursuant to a Participation Agreement that is in full force and effect; and

(iv) relates to MSRs that are Eligible Assets hereunder;

in each case as of the related Purchase Date and as of each day that such Asset shall be subject to a Transaction hereunder.

“Eligible Securitization Transaction” means any Ginnie Mae MBS with respect to which, as of the date of the related Transaction and as of each day that any Asset shall be subject to a Transaction hereunder (unless expressly agreed upon in writing by Buyer to the contrary), (i) the related Servicing Contract is in full force and effect, and (ii) under which the servicer has not been terminated, resigned or become subject to a right of termination or other “trigger event.”

“EO13224” has the meaning set forth in Section 3.18.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414(m) or (n) of the Code.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to such Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on a Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Purchased Mortgage Loan); (b) any withholding Tax that is imposed on amounts payable to or for the account of such Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Expenses” means all present and future expenses reasonably incurred by or on behalf of Buyer in connection with the negotiation, execution or enforcement or the ongoing operations relating to this Agreement, the Indenture or any of the other Program Agreements and Participation Agreements, and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include any MBS Advance amounts, any trustee or other service provider fees, indemnification payments, MSR transfer costs, the cost of title, lien, judgment and other record searches, reasonable attorneys’ fees, any ongoing audits or due diligence costs in connection with valuation, entering into Transactions or determining whether a Margin Deficit may exist, and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“FDIA” has the meaning set forth in Section 10.12(c).

“FDICIA” has the meaning set forth in Section 10.12(d).

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Claim Proceeds” means the portion of insurance proceeds which are received from FHA under an FHA Mortgage Insurance Contract in the event of a default with respect to an FHA Loan and are permitted reimbursements to the Seller, in its capacity as servicer, for MBS Advances, including but not limited to any debenture interest on such MBS Advances.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by HUD under the National Housing Act and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount that is satisfactory to Ginnie Mae.

“Financial Statements” means the consolidated financial statements of Seller prepared in accordance with GAAP for the year or other period then ended.

“Ginnie Mae Approvals” shall have the meaning set forth in Section 6.10.

“Ginnie Mae MBS” means Ginnie Mae I MBS and Ginnie Mae II MBS issued by Seller and guaranteed by Ginnie Mae, backed by pools of Ginnie Mae eligible mortgage loans in accordance with section 306(g) of the National Housing Act, 12 U.S.C. §1721(g), the issuance of which, and the servicing of such Ginnie Mae eligible mortgage loans by Seller, being governed in all respects by the Ginnie Mae Contract.

“GLB Act” shall have the meaning set forth in Section 10.10(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller or Buyer, as applicable.

“GSE” means any financial services corporation chartered by the United States Congress as a government-sponsored enterprise, including Fannie Mae and Freddie Mac.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a mortgaged property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranty Fee” means, the monthly guarantee fee required to be paid by the Seller to Ginnie Mae pursuant to the Servicing Contract and the Ginnie Mae Guide.

“Indebtedness” means, for any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) deferred purchase price that is contingent upon performance and (ii) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy back agreements or like arrangements, including any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a) (i) above both on and off balance sheet.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Program Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means the Base Indenture, collectively with each Indenture Supplement thereto.

“Indenture Supplement” means each supplement to the Base Indenture, executed and delivered in conjunction with the issuance of the related Series of Notes, including the schedules and exhibits thereto.

“Indenture Trustee” means Citibank, N.A. or its permitted successors and assigns.

“Key Servicing Contract Documentation” means the approval letter and the commitment letters from Ginnie Mae and other documentation, if any, that creates a variance from the Ginnie Mae Guide.

“Laws” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“License” means any license, permit, approval, right, privilege, quota, concession, or franchise issued, granted, conferred or otherwise created by a Governmental Authority.

“LSF Parties” means Lone Star Fund VI (U.S.), L.P., LSF VI International 2, L.P., Lone Star Fund V (U.S.), L.P., LSF V International Finance, L.P., and/or their Affiliates.

“Margin Call” has the meaning set forth in Section 2.05(a).

“Margin Call Payment” means (i) the sale and delivery of Eligible Securities, and/or (ii) the transfer of cash to Buyer.

“Margin Deadlines” has the meaning set forth in Section 2.05(b).

“Margin Deficit” has the meaning set forth in Section 2.05(a).

“Margin Excess” has the meaning set forth in Section 2.05(d).

“Margin Excess Notice” means, in connection with a funding of Margin Excess pursuant to Section 2.05(d), an irrevocable notice delivered by Seller to Buyer, with a copy to the Administrative Agent and the Indenture Trustee, which notice (i) shall be substantially in the form of Exhibit B hereto, (ii) shall be signed by a Responsible Officer of Seller and be received by Buyer prior to 1:00 p.m. (New York time) one (1) Business Day prior to the related Interim Payment Date, (iii) shall specify (A) the Dollar amount of the requested Margin Excess, (B) the requested Interim Payment Date, and (C) shall include a copy of the related “Funding Certification” being delivered pursuant to the Indenture in connection with such funding of Margin Excess, if applicable, and (iv) shall have attached to it a revised Asset Schedule dated the date of such notice.

“Market Value” means, as of any date of determination, (a) with respect to the Participation Certificate, the product of (i) the Market Value Percentage (as calculated pursuant to clause (a) of the definition of Market Value Percentage) and (ii) the aggregate unpaid principal balance of the Mortgage Loans included in the Mortgage Pool related to the MSRs evidenced by the Participation Certificate as of the last day for which such information is available, (b) with respect to any Eligible Security, the fair market value thereof as of the close of business on the immediately preceding Business Day, as determined by an independent third party appointed by the Administrator and subject to procedures mutually agreed to between the Administrator and the Administrative Agent, and (c) with respect to any Pledged Margin Security, the positive mark to market gain, if any, as determined by using the bid side pricing of either Tradeweb Markets, LLC, Thomson Reuters or such other pricing service mutually agreeable to the Administrator and the Administrative Agent or the exchange upon which such contract is traded.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller or any wholly owned subsidiaries thereof that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of Seller or any wholly owned subsidiaries thereof that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller or any wholly owned subsidiaries thereof that is a party to any Program Agreement.

“MRA Payment Date” means the Business Day immediately preceding a “Payment Date” as defined in the Base Indenture.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA (i) to which contributions have been made during the preceding five (5) years or are required to be made by Seller or any ERISA Affiliate and (ii) that is covered by Title IV of ERISA.

“Notice” or “Notices” means all requests, demands and other communications, in writing (including facsimile transmissions and e-mails), sent by overnight delivery service, facsimile transmission, electronic transmission or hand-delivery to the intended recipient at the address specified in Section 10.04 or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the outstanding principal balance of the Purchase Price, together with interest thereon on the Termination Date, outstanding interest due on each MRA Payment Date, and other obligations and liabilities, to Buyer arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums reasonably incurred and paid by Buyer or on behalf of Buyer in order to preserve any Repurchase Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in this definition, the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Repurchase Asset, or of any exercise by Buyer of its rights under the Program Agreements, including reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 3.18.

“Optional Payment” has the meaning set forth in Section 2.03(c).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement.

“Owner Trustee” means WSFS, or any successor thereto.

“Participant” means any Person that has purchased a participation in this Agreement pursuant to Section 9.02.

“Participation Agreement” means the GMSR Participation Agreement.

“Participation Certificate” means the Excess Spread PC.

“Participation Interest” means each participating beneficial ownership interest (of the type and nature contemplated by 11 U.S.C. § 541(d) of the United States Bankruptcy Code) in Portfolio Excess Spread and Advance Reimbursement Amounts, and proceeds thereof together with the other rights and privileges specified in a Participation Agreement as evidenced by the issuance of a Participation Certificate.

“PIH” means the Office of Public and Indian Housing within the United States Department of Housing and Urban Development, or any successor thereto.

“Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Assets” means “plan assets” within the meaning of 29 CFR §2510.3—101, as amended by Section 3(42) of ERISA.

“Pledged Margin Securities Account” means a securities account which may be established for the benefit of the Indenture Trustee.

“Pledged Margin Securities Account Control Agreement” means a securities account control agreement which may be entered into by and among the Issuer, the Indenture Trustee and Caliber for the purpose of holding the Pledged Margin Securities.

“Portfolio” shall have the meaning assigned to such term in the GMSR Participation Agreement.

“Portfolio Excess Spread” shall have the meaning assigned to such term in the GMSR Participation Agreement.

“Portfolio Mortgage Loan” means each Mortgage Loan included in a Mortgage Pool related to a Ginnie Mae MBS.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the sum of (i) the product of (A) the Pricing Rate for such Transaction, (B) the Purchase Price for such Transaction and (C) a fraction, the numerator of which is the number of days elapsed from and including the preceding MRA Payment Date (or the Purchase Date for any date of determination before the first MRA Payment Date) to and excluding such date of determination and the denominator of which equals 360, (ii) the aggregate expected related fees (including Default Supplemental Fees and Step-Up Fees), costs and expenses (including any Fees, Expenses, reasonable out-of-pocket expenses and indemnification amounts owed for Administrative Expenses of Buyer described in Section 4.5(a)(1)(ii) of the Base Indenture, and Specified Call Premium Amounts) as of such date of determination (as determined by the Administrative Agent), and (iii) if an MBS Advance VFN has a positive VFN Principal Balance, any Advance Reimbursement Amounts.

“Price Differential Statement Date” has the meaning set forth in Section 2.04.

“Pricing Rate” shall have the meaning set forth in the Pricing Side Letter.

“Pricing Side Letter” means the letter agreement, dated as of the Closing Date, between Buyer and Seller, as the same may be amended from time to time.

“Proceeds” means “proceeds” as defined in Section 9-102(a)(64) of the UCC.

“Program Agreements” means this Agreement, the Pricing Side Letter, the Indenture and each Participation Agreement, as each of the same may hereafter be amended, restated, supplemented or otherwise from time to time.

“Prohibited Person” has the meaning set forth in Section 3.18 hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, subject to the satisfaction of the conditions precedent set forth in Article V hereof, any Payment Date or Interim Payment Date, as set forth in the Base Indenture, in each case on which a Transaction is entered into by Buyer pursuant to Section 2.02.

“Purchase Price” means the price at which each Purchased Asset (or portion thereof) is transferred by Seller to Buyer, which shall equal:

(a) on the Purchase Date, the Asset Base; and

(b) on any day after the Purchase Date, the amount determined under the immediately preceding clause (a) increased by the amount of any Margin Excess that is funded pursuant to Section 2.05(d) and decreased by the sum of (i) any payments of Repurchase Price and any Optional Payments or Required Payments made pursuant to Section 2.03 and (ii) the amount of Consideration transferred by the Seller to Buyer pursuant to Section 2.05(a), equal to the sum of (x) any Margin Call Payments and (y) the amount of any reductions in the Owner Trust Certificate.

“Purchase Price Percentage” has the meaning assigned to the term in the Pricing Side Letter.

“Purchased Assets” means the collective reference to a Participation Certificate together with the Repurchase Assets related to such Participation Certificate. For the sake of clarity, notwithstanding that related MSRs are pledged, and not sold, to Buyer hereunder, such MSRs will nevertheless be included herein as Purchased Assets.

“RD” means the Office of Rural Development within the United States Department of Agriculture, or any successor thereto.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, or any other person or entity with respect to the Purchased Assets.

“Register” has the meaning set forth in Section 9.02(a).

“Related Security” means with respect to any Asset, (a) all security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Asset, whether pursuant to the related Servicing Contract related to such Asset or otherwise, together with all financing statements covering any collateral securing such Asset; (b) all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Asset whether pursuant to the related Servicing Contract related to such Asset or otherwise; and (c) any and all Proceeds of the foregoing.

“Repurchase Assets” has the meaning set forth in Section 4.02(a).

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Seller (other than the MSRs, which are pledged, and not sold, to Buyer) upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price for such Purchased Assets and the accrued but unpaid Price Differential as of the date of such determination.

“Required Payment” means, with respect to the Purchased Assets, the amounts required to be paid by Seller to Buyer on an MRA Payment Date, equal to any “Scheduled Principal Payment Amounts” due on such MRA Payment Date under the Base Indenture.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer, the deputy chief financial officer or treasurer of such Person. The Responsible Officers of Seller as of the Closing Date are listed on Schedule 3 hereto.

“Restricted Payment” means, with respect to Seller, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, warrants, options or rights therefor) issued by Seller, which may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly; provided, that in no event shall any Tax Distributions or “earn-out” payments (including dividends and principal payments made to holders of Class I units) made to sellers of assets or stock (or other equity interests) to Seller or any Affiliate in connection with any acquisition by Seller or any Affiliate or other investment be treated as Restricted Payments for any purpose hereunder.

“Sanctions” has the meaning set forth in Section 3.18.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Seller” means Caliber or its permitted successors and assigns.

“Seller Termination Option” means (i) Buyer has or shall incur costs in connection with those matters provided for in Section 2.09 or 2.10 and (ii) Buyer requests that Seller pay to Buyer those costs in connection therewith.

“Servicing Contract” means, with respect to each Portfolio Mortgage Loan, the servicing agreement with Ginnie Mae applicable thereto, including, the applicable Agency Requirements, and any other agreements under which such Portfolio Mortgage Loan is serviced and administered.

“Successor Issuer” means any party designated as successor to Seller by Ginnie Mae on behalf of Buyer.

“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the Pricing Side Letter.

“Transaction” means a transaction pursuant to which Seller transfers a Participation Certificate to Buyer against the delivery of Consideration by Buyer, with a simultaneous agreement by Buyer to transfer such Participation Certificate back to Seller at a date certain or on demand, against the transfer of funds by Seller.

“Transaction Notice” means, in connection with a Purchase pursuant to Section 2.02, an irrevocable notice delivered by Seller to Buyer, with a copy to the Administrative Agent and the Indenture Trustee, which notice (i) shall be substantially in the form of Exhibit A hereto, (ii) shall be signed by a Responsible Officer of Seller and be received by Buyer prior to 1:00 p.m. (New York time) one (1) Business Day prior to the related Purchase Date, (iii) shall specify (A) the Dollar amount of the requested Purchase Price, (B) the requested Purchase Date, and (C) a copy of the related “Funding Certification” being delivered pursuant to the Indenture in connection with such Transaction, if applicable, and (iv) shall have attached to it a revised Asset Schedule dated the date of such notice.

“Transaction Register” has the meaning assigned to such term in Section 9.03(b).

“Transferee” has the meaning set forth in Section 9.02(a).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“USDA” means the Rural Housing Service of the Rural Development Agency of the United States Department of Agriculture, or any successor.

“USDA Claim Proceeds” means the portion of guarantee claim proceeds which are received from USDA in the event of a default with respect to a USDA Loan and are permitted reimbursements to the Servicer for MBS Advances, including but not limited to any accrued unpaid interest on such MBS Advances.

“USDA Loan” means a Mortgage Loan which is guaranteed by USDA, as evidenced by a USDA Loan Guarantee Document.

“USDA Loan Guarantee Document” means a loan guarantee document issued by USDA in accordance with 7 CFR § 3555.107.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Claim Proceeds” means the portion of guaranty claim proceeds which are received from VA in the event of a default with respect to a VA Loan and are permitted reimbursements to the Servicer for MBS Advances, including but not limited to any accrued unpaid interest on such MBS Advances.

“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the mortgagor pursuant to the Servicemen’s Readjustment Act.

“WSFS” means Wilmington Savings Fund Society, FSB.

Section 1.02 Other Defined Terms; Interpretation. Any capitalized terms used and not defined herein shall have the meaning set forth in the Base Indenture or incorporated therein by reference to another Program Document. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended or modified from time to time;

(ii) all references to an “Article,” “Section,” “Schedule” or “Exhibit” are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto;

(iii) defined terms in the singular shall include the plural and vice versa and the masculine, feminine or neuter gender shall include all genders;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) unless otherwise specified herein, the term “or” has the inclusive meaning represented by the term “and/or” and the term “including” is not limiting;

(vi) in the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein, the words “commencing on” mean “commencing on and including,” the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(vii) periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed and references in this Agreement to months and years shall be to months and calendar years unless otherwise specified;

(viii) accounting terms not otherwise defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under GAAP;

(ix) “including” and words of similar import will be deemed to be followed by “without limitation”;

(x) references to any statute, law, rule or regulation shall be deemed a reference to such statute, law, rule or regulation as it may be amended or modified from time to time; and

(xi) all references to payments or deliveries of “cash” shall be understood to mean “immediately available funds” or “available funds held in a deposit account,” as the context may require.

ARTICLE II

GENERAL TERMS

Section 2.01 Transactions. During the Commitment Period, and subject to the terms and conditions of this Agreement, Buyer agrees to enter into Transactions with Seller for the applicable Purchase Price. Seller may pay the Repurchase Price at any time during the Commitment Period, and additional Transactions may be entered into in accordance with the terms and conditions hereof. Buyer’s obligation to enter into Transactions pursuant to the terms of this Agreement shall terminate on the Termination Date. Notwithstanding the foregoing, Buyer shall have no commitment or obligation to enter into Transactions to the extent the Purchase Price of such Transaction exceeds the Asset Base (determined after giving effect to such proposed purchase).

Section 2.02 Procedure for Entering into Transactions.

(a) Seller may enter into Transactions with Buyer during the Commitment Period on any Purchase Date; provided, that Seller shall have given Buyer a Transaction Notice. Each Transaction Notice on any Purchase Date shall be in an amount equal to at least [***].

(b) If Seller shall deliver to Buyer a Transaction Notice that satisfies the requirements of Section 2.02(a), Buyer will notify Seller prior to the requested Purchase Date of its intent to remit the requested Purchase Price, and the form or forms of the Consideration that will be provided, including (i) the portion of such Purchase Price that will paid in cash, if any (ii) the Note Balance, or increased Note Balance, of any Variable Funding Note and (iii) the increased value of the Owner Trust Certificate, which increase will result from the deemed capital contribution to Buyer of any portion of the Purchase Price not paid pursuant to Clause (i) or (ii) above. If all applicable conditions precedent set forth in Article V have been satisfied on or prior to the Purchase Date, then subject to the foregoing, on the Purchase Date, Buyer shall deliver the Consideration to Seller, including remitting any cash portion of the requested Purchase Price identified by Buyer in Dollars and in immediately available funds to the account specified by Seller in Schedule 6 to the Base Indenture.

Section 2.03 Repurchase; Payment of Repurchase Price; Optional Payments.

(a) Seller hereby promises to (i) repurchase the Purchased Assets and pay the Repurchase Price and all other outstanding Obligations on the related Termination Date and (ii) pay any and all Required Payments on the related MRA Payment Date.

(b) Seller may, at its option, elect to make a payment (an “Optional Payment”) to Buyer in respect of any Interim Payment Date or Payment Date for the purpose of reducing the Purchase Price. Such payment shall be made to the Dedicated Account.

(c) If Buyer intends to use any or all of an Optional Payment to effect a redemption of any portion of a Class of Notes pursuant to Section 13.1 of the Base Indenture, Seller shall contemporaneously pay to Buyer all accrued and unpaid Price Differential on the amount so redeemed, together with the applicable Specified Call Premium Amounts (as defined in any applicable Indenture Supplement) then due and payable, if any.

(d) If Seller intends to use Pledged Margin Securities to satisfy a Margin Call in accordance with Section 2.05, (i) such Pledged Margin Securities shall be deposited in a Pledged Margin Securities Account and (ii) such Pledged Margin Securities shall comply with the requirements set forth in the Base Indenture and with the representations and warranties to be agreed upon by the Buyer, the Administrative Agent and the Repo Seller to be set forth on Schedule 1-D.

(e) If Seller intends to use Eligible Securities to satisfy a Margin Call in accordance with Section 2.05, (i) such Eligible Securities shall be deposited in a Eligible Securities Account and (ii) such Eligible Securities shall comply with the requirements set forth in the Base Indenture and with the representations and warranties to be agreed upon by the Buyer, the Administrative Agent and the Seller to be set forth on Schedule 1-C.

Section 2.04 Price Differential.

(a) On each MRA Payment Date, Seller hereby promises to pay to Buyer all accrued and unpaid Price Differential on the Transactions, as invoiced by Buyer two (2) Business Days prior to the related MRA Payment Date (the “Price Differential Statement Date”); provided that if Buyer fails to deliver such statement on the Price Differential Statement Date, on such MRA Payment Date, Seller shall pay the amount which Seller calculates as the Price Differential due and upon delivery of the statement, Seller shall remit to Buyer any shortfall, or Buyer shall refund to Seller any excess, in the Price Differential paid. Price Differential shall accrue each day on the Purchase Price at a rate per annum equal to the Pricing Rate.

(b) In addition to the payment of the Price Differential, on each MRA Payment Date, Seller hereby promises to pay to Buyer all accrued and unpaid amounts representing Expenses, if any, to the extent not otherwise included in the Price Differential.

Section 2.05 Margin Maintenance.

(a) If at any time the aggregate outstanding amount of the Purchase Price exceeds the Asset Base in effect at such time, as determined on each Payment Date (or, on a daily basis, in the event of the delivery of Eligible Securities or pledging of Pledged Margin Securities) after taking into account any Transaction being effected on such date (such excess, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller to eliminate the Margin Deficit (such requirement, a “Margin Call”) by (i) making a Margin Call Payment, (ii) if there is no Borrowing Base Deficiency at such time, the reduction of the value of the Owner Trust Certificate, or (iii) in the sole discretion of the Buyer (not to be unreasonably withheld) pledging a Pledged Margin Security to Buyer.

(b) Notice delivered pursuant to Section 2.05(a) may be given by any written or electronic means. With respect to a Margin Call, any notice given before 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day. With respect to a Margin Call, any notice given after 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the date of such notice. The foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c) In the event that a Margin Deficit exists, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds (i) may be held by Buyer against the related Margin Deficit or (ii) may be applied by Buyer against the Purchase Price. Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 2.05.

(d) If the aggregate outstanding amount of the Asset Base exceeds the Purchase Price as determined on each MRA Payment Date (such excess, a “Margin Excess”), then Seller may deliver a Margin Excess Notice to Buyer and request Buyer to deliver additional Consideration in an amount not to exceed the amount of such Margin Excess indicated in such Margin Excess Notice. Seller shall deliver such Margin Excess Notice at least one (1) Business Day prior to the Interim Payment Date on which Seller wishes to receive such amount. If the Margin Excess Notice has been timely provided, Buyer shall provide Consideration to Seller in the requested amount on the specified Interim Payment Date, which Consideration shall consist of (i) cash, to the extent Buyer has excess cash or is able to obtain cash by effectuating an increase in the VFN Principal Balance, (ii) release of Eligible Securities, and (iii) otherwise, an increase in the value of the Owner Trust Certificate.

Section 2.06 Payment Procedure. Seller shall deposit all amounts constituting collections, payments and proceeds of Assets (including all fees and proceeds of sale) in the Dedicated Account within two (2) Business Days of receipt thereof. Seller shall absolutely, unconditionally, and irrevocably, make (or cause to be made) all payments required to be made by Seller hereunder whether or not sufficient amounts are on deposit in the Dedicated Account.

Section 2.07 Payments.

(a) On each MRA Payment Date, Seller shall pay all amounts due and owing under Sections 2.03, 2.04 or 2.05 hereof.

(b) Notwithstanding any other provision of this Agreement, Seller shall be entitled to retain, from payments on, or relating to, the Mortgage Loans, all Ancillary Income. Ancillary Income shall not be required to be deposited into the Dedicated Account, and shall not be subject to any offset, netting or withdrawal under this Agreement.

Section 2.08 Recourse. Notwithstanding anything else to the contrary contained or implied herein or in any other Program Agreement, Buyer shall have full, unlimited recourse against Seller and its assets in order to satisfy the Obligations.

Section 2.09 Taxes.

(a) Any and all payments by Seller under or in respect of this Agreement or any other Program Agreements to which Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, unless required by law. If Seller shall be required under any applicable Requirement of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Program Agreements to Buyer, (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable

Requirement of Law, and (iii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.09) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, Seller hereby agrees to pay any Other Taxes.

(c) Seller hereby agrees to indemnify Buyer for any Indemnified Taxes or Other Taxes imposed on such Buyer (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) and any liability including penalties, additions to tax, interest and expenses arising therefrom or with respect thereto. The indemnity by Seller provided for in this Section 2.09 shall apply and be made whether or not the Indemnified Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Seller under the indemnity set forth in this Section 2.09(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.

(d) Without prejudice to the survival of any other agreement of the Seller hereunder, each party’s obligations contained in this Section 2.09 shall survive the termination of this Agreement and the other Program Agreements. Nothing contained in this Section 2.09 shall require any Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 2.10 [Reserved].

Section 2.11 Indemnity. The Seller agrees to indemnify the Buyer and to hold the Buyer harmless from any loss or expense that the Buyer may sustain or incur as a consequence of (i) a default by the Seller in payment when due of the Repurchase Price, Required Payment, Margin Deficit or Price Differential or (ii) a default by the Seller in making any prepayment of Repurchase Price after the Seller has given a notice thereof in accordance with Section 2.03.

Section 2.12 Dedicated Account. Amounts received on account of MSRs and Portfolio Excess Spread and retained by Seller pursuant to the related Servicing Contract or Participation Agreement, as the case may be, shall promptly, in any event within two (2) Business Days after receipt, be deposited in the Dedicated Account. Funds on deposit in the Dedicated Account may be applied to satisfy the Seller’s obligation to pay the Required Payments on the related MRA Payment Date.

Section 2.13 [Reserved].

Section 2.14 Termination.

(a) Notwithstanding anything to the contrary set forth herein, if a Seller Termination Option occurs, Seller may, upon five (5) Business Days’ prior notice of such event, terminate this Agreement and the Termination Date shall be deemed to have occurred (upon the expiration of the five (5) Business Days).

(b) In the event that a Seller Termination Option has occurred and Seller has notified Buyer of its option to terminate this Agreement, Buyer shall have the right to withdraw such request for payment within three (3) Business Days of Seller’s notice of its exercise of the Seller Termination Option and Seller shall no longer have the right to terminate this Agreement.

(c) Seller shall remain responsible for all costs incurred by Buyer pursuant to Section 2.09 hereunder and any cost or expenses incurred by Buyer under the Indenture.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the Closing Date and as of each Purchase Date for any Transaction that:

Section 3.01 Seller Existence. Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

Section 3.02 Power. Seller has the requisite power and authority and legal right to own, sell and grant a lien on all of its right, title and interest in and to the Assets. Seller has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement, any Transaction Notice and any Excess Margin Funding Notice.

Section 3.03 License and Government Authorization. Seller has all requisite governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, and Seller is not in default of any applicable federal, state or local laws, rules or regulations, unless, in any instance, the failure to take actions is not reasonably likely to cause a Material Adverse Effect.

Section 3.04 Due Authorization. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Notice and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Notice not yet executed, will be) duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

Section 3.05 No Event of Default. There exists no Event of Default under Section 7.01 hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 7.03 hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

Section 3.06 Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Seller neither intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Seller is not selling and/or pledging any Repurchase Assets with any intent to hinder, delay or defraud any of its creditors.

Section 3.07 No Conflicts. The execution, delivery and performance by Seller of this Agreement, any Transaction Notice hereunder and the Program Agreements do not conflict with any term or provision of the organizational documents of Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller, which conflict would have a Material Adverse Effect, and will not result in any violation of any such mortgage, instrument, agreement, obligation or Servicing Contract to which Seller is a party.

Section 3.08 True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller or any Affiliate thereof or officer thereof, negotiation, preparation, or delivery of the Program Agreements, taken as a whole, are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

Section 3.09 Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority or court is required under Applicable Law in connection with the execution, delivery and performance by Seller of this Agreement, any Transaction Notice and the Program Agreements.

Section 3.10 Ownership. (a) Seller has good title to all of the Repurchase Assets, free and clear of all mortgages, security interests, restrictions, Liens and encumbrances of any kind other than the Liens created hereby or contemplated herein.

(b) Each item of the Repurchase Assets was acquired by Seller in the ordinary course of its business, in good faith, for value and without notice of any defense against or claim to it on the part of any Person.

(c) There are no agreements or understandings between Seller and any other party which would modify, release, terminate or delay the attachment of the security interests granted to Buyer under this Agreement.

(d) The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(e) Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Repurchase Assets, in the recording offices of the Secretary of State of Delaware the security interests granted hereunder in the Repurchase Assets will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Repurchase Assets to the extent such security interests can be perfected by filing under the Uniform Commercial Code.

Section 3.11 The Servicing Contracts and Participation Agreements. Buyer has received copies of the Key Servicing Contract Documentation related to each Servicing Contract and the Participation Agreement (including all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and Seller hereby certifies that the copies delivered to Buyer by Seller are true and complete. None of such documents has been amended, supplemented or otherwise modified (including waivers) since the respective dates thereof, except by amendments, copies of which have been delivered to Buyer. Each such document to which Seller is a party has been duly executed and delivered by Seller and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

Section 3.12 Investment Company. Neither Seller nor any of its wholly owned subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 3.13 Chief Executive Office; Jurisdiction of Organization. On the Closing Date, Seller’s chief executive office, is, and has been, located at the address specified in Section 10.04 for notices to Seller. On the date hereof, Seller’s jurisdiction of organization is the State of Delaware. Seller shall provide Buyer with thirty (30) days advance notice of any change in Seller’s principal office or place of business or jurisdiction. Seller has no trade name. During the preceding five (5) years, Seller has not been known by or done business under any other name, corporate or fictitious, other than Vericrest Financial, Inc. and Caliber Funding, LLC, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

Section 3.14 Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Repurchase Assets is its chief executive office.

Section 3.15 ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan to which Seller or its wholly owned subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

Section 3.16 Ginnie Mae Approvals; Servicing Facilities. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices. Seller is a Ginnie Mae approved issuer. To the extent necessary, Seller is an FHA Approved Mortgagee and a VA Approved Lender. Seller is also approved, to the extent necessary, by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur, including a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to Ginnie Mae or to HUD, FHA, VA or the USDA Rural Housing Service. Should Seller for any reason cease to possess all such applicable approvals, or should notification to Ginnie Mae or to HUD, FHA, VA or the USDA Rural Housing Service be required, Seller shall so notify Buyer promptly in writing.

Section 3.17 Plan Assets. Seller is not and is not acting on behalf of an employee benefit plan as defined in Section 3(3) of Title I of ERISA that is subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code that is subject to 4975 of the Code or any entity that is deemed to hold Plan Assets, and the Purchased Assets and Repurchase Assets are not Plan Assets. Seller is not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA which would be violated by the Transactions contemplated hereunder.

Section 3.18 No Prohibited Persons. Neither Seller nor any of its officers, directors, partners or members, nor, to the knowledge of Seller, any of its wholly owned subsidiaries, is an entity or person (or to the Seller’s knowledge, majority owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specially Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, https://www.treasury.gov/ofac/downloads/sdnlist.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) that is (1) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) or (2) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

Section 3.19 Compliance with 1933 Act. Neither Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Participation Certificates, any interest in the Participation Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Participation Certificates, any interest in the Participation Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Participation Certificates, any interest in the Participation Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Participation Certificates under the 1933 Act or which would render the disposition of the Participation Certificates a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

Section 3.20 Eligible Assets. All Assets that are subject to a Transaction under this Agreement are Eligible Assets.

ARTICLE IV

CONVEYANCE; REPURCHASE ASSETS; SECURITY INTEREST

Section 4.01 Ownership. Upon payment (or deemed payment) of the Purchase Price, Buyer shall become the sole owner of the Purchased Assets and related Repurchase Assets (other than the related MSRs, which are pledged, and not sold, to Buyer), free and clear of all liens and encumbrances, but subject to the rights of Ginnie Mae pursuant to the Acknowledgment Agreement with Ginnie Mae.

Section 4.02 Security Interest.

(a) Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than the MSRs, which are pledged, and not sold, to Buyer), in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Repurchase Assets”:

(i) each Participation Certificate and all MSRs related thereto, whether such MSRs are in existence on the date such Participation Certificate becomes the subject of a Transaction hereunder or arise thereafter, and whether or not such Assets or the related Mortgage Pools are listed on an Asset Schedule;

(ii) all MSRs arising under or related to any Servicing Contract;

(iii) all rights to reimbursement or payment of Assets and/or amounts due in respect thereof under the related Servicing Contract, Ginnie Mae MBS or Participation Agreement, including MBS Advances;

(iv) any rights in the Dedicated Account and to the amounts on deposit therein;

(v) all rights under each Participation Agreement;

(vi) all records, instruments or other documentation evidencing any of the foregoing;

(vii) all “general intangibles”, “accounts”, “chattel paper”, “securities accounts”, “investment property”, “deposit accounts” and “money” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing (including all of Seller’s rights, title and interest in and under the Participation Agreements and the Servicing Contracts); and

(viii) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b) Seller hereby assigns, pledges, conveys and grants a security interest in all of its right, title and interest in, to and under the Repurchase Assets to Buyer to secure the Obligations. Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder.

(c) The parties acknowledge that Ginnie Mae has certain rights under the Acknowledgment Agreement, including the right to cause the Seller to transfer servicing to Buyer or Buyer’s designee under certain circumstances as more particularly set forth therein. To the extent that Ginnie Mae requires a transfer of MSRs to a Successor Issuer, and in order to secure Seller’s obligations to effect such transfer, when and if such transfer is required, Seller hereby assigns, pledges, conveys and grants a security interest in all of its right, title and interest in, to and under the MSRs to such Successor Issuer, whether now owned or hereafter acquired, now existing or hereafter created and wherever located. The parties acknowledge that, to the extent that Ginnie Mae exercises its rights to cause Seller to transfer the MSRs and Portfolio Excess Spread to a Successor Issuer (and, if accepted by Buyer, to cause a Successor Issuer to accept and assume the responsibility for performing Seller’s servicing duties under, and otherwise complying with the related Servicing Contract) without the requirement of payment therefor, such transfer shall be deemed a transfer in exchange for debt forgiveness by Buyer in an amount equal to the lesser of (x) the fair market value of such MSRs and Portfolio Excess Spread and (y) the outstanding balance of the Repurchase Price attributable to such MSRs and Portfolio Excess Spread, each as determined by Buyer. The Successor Issuer shall have all the rights and remedies against Seller and the Purchased Assets and Repurchase Assets as set forth herein and under the UCC.

(d) The foregoing provisions of this Section are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and the Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Section 4.03 Further Documentation. At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction with respect to the Liens created hereby.

Section 4.04 Limited Pledge of Ginnie Mae Servicing. The Buyer acknowledges and agrees that (x) the Seller is entitled to servicing income with respect to a given mortgage pool only so long as Seller is a Ginnie Mae approved issuer; (y) upon the Seller’s loss of such approved issuer status, the Buyer’s rights to any servicing income related to a given mortgage pool also terminate; and (z) the pledge of the Seller’s rights to servicing income conveys no rights (such as a right to become a substitute servicer or issuer) that are not otherwise specifically provided for in the Ginnie Mae Contract, provided that this sentence shall automatically be deemed amended or modified if and to the extent Ginnie Mae amends the Ginnie Mae Contract, the applicable Acknowledgment Agreement, if any, or published announcements and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

Notwithstanding anything to the contrary set forth herein:

(1) The property subject to the security interest reflected in this instrument includes all of the right, title and interest of Caliber Home Loans, Inc. (“Debtor”) in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”), and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

(2) To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain Acknowledgment Agreement, dated as of April 2, 2018, with respect to the Security Interest, by and among Ginnie Mae, Debtor and Citibank, N.A., as indenture trustee; (iii) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and the Debtor; and (iv) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides (items (i), (iii) and (iv), collectively, the “Ginnie Mae Contract”);

(3) Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Debtor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of the Debtor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well; and

(4) For purposes of clarification, “subject and subordinate” in clause (2) above means, among other things, that any cash held by Citibank as collateral and any cash proceeds received by Citibank in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the collateral may only be applied by Citibank to the extent that such proceeds have been received by, or for the account of, the Debtor free and clear of all Ginnie Mae rights and other restrictions on transfer under applicable Ginnie Mae guidelines; provided that this clause (4) shall not be interpreted as establishing rights in favor of Ginnie Mae except to the extent that such rights are reflected in, or arise under, the Ginnie Mae Contract.

Section 4.05 Changes in Locations, Name, etc. Seller shall not (a) change the location of its chief executive office/chief place of business from that specified in Section 3.13, (b) change its jurisdiction of organization from the jurisdiction referred to in Section 3.13, or (c) change its name or identity, in each case unless it shall have given Buyer at least thirty (30) days’ prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed necessary by Buyer to continue its perfected status in the Repurchase Assets with the same or better priority.

Section 4.06 Buyer’s Appointment as Attorney-in-Fact.

(a) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller to do the following:

(i) in the name of Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Repurchase Asset whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) except to the extent inconsistent with the related Servicing Contracts and the Acknowledgment Agreement, request that MSRs be transferred to Buyer or to another servicer approved by Ginnie Mae and perform (without assuming or being deemed to have assumed any of the obligations of Seller thereunder) all aspects of each Servicing Contract that is a Purchased Asset;

(iv) request distribution to Buyer of sale proceeds or applicable contract termination fees, if any, arising from the sale or termination of such MSRs and remaining after satisfaction of Seller’s relevant obligations to Ginnie Mae, including costs and expenses related to any such sale or transfer of such MSRs and other amounts due for unmet obligations of Seller to Ginnie Mae under the Ginnie Mae Contract and any and all instruments, agreements, invoices or other writings which give rise to or otherwise evidence any of the MSRs;

(v) deal with investors and master servicers in respect of any of the Repurchase Assets in the same manner and with the same effect as if done by Seller; and

(vi) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Asset; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any portion thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

(b) Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until such time as all Obligations have been paid in full and this Agreement is terminated.

(c) Seller also authorizes Buyer, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.08 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on Buyer are solely to protect Buyer’s interests in the Repurchase Assets and shall not impose any duty upon Buyer to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Buyer nor any of its officers, directors, or employees shall be responsible to Seller for any act or failure to act hereunder, except for Buyer’s own gross negligence or willful misconduct.

Notwithstanding anything to the contrary herein or any of the other Program Agreements, any appointment set forth in this Section 4.06, as well as Buyer’s exercise (or purported exercise) of any right, power or authority given by Seller hereunder, shall be subject to the Ginnie Mae Contract, the Acknowledgment Agreement and any and all instruments, agreements, invoices or other writings which give rise to or otherwise evidence any of the MSRs.

Section 4.07 Performance by Buyer of Seller’s Obligations. If Seller fails to perform or comply with any of its agreements contained in the Program Agreements and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable (under the circumstances) out-of-pocket expenses of Buyer actually incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Pricing Rate shall be payable by Seller to Buyer on demand and shall constitute Obligations. Such interest shall be computed on the basis of the actual number of days elapsed from and including the preceding MRA Payment Date to and excluding such date of determination and a 360 day year.

Section 4.08 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Repurchase Assets received by Seller consisting of cash, checks and other liquid assets readily convertible to cash items shall be held by Seller in trust for Buyer, segregated from other funds of Seller, and shall forthwith upon receipt by Seller be turned over to Buyer in the exact form received by Seller (duly endorsed by Seller to Buyer, if required) and (b) any and all such proceeds received by Buyer (whether from Seller or otherwise) may, in the sole discretion of Buyer, be held by Buyer as collateral security for, and/or then or at any time thereafter may be applied by Buyer against, the Obligations (whether matured or unmatured), such application to be in such order as Buyer shall elect. Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Agreement shall have been terminated shall be paid over to Seller or to whomsoever may be lawfully entitled to receive the same. Notwithstanding anything to the contrary herein or in any of the other Program Agreements, the provisions of this Section 4.08 shall be subject to the applicable Servicing Contracts and the Acknowledgment Agreement entered into with Ginnie Mae.

Section 4.09 Remedies. If an Event of Default shall occur and be continuing, Buyer may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code (including Buyer’s rights to a strict foreclosure under Section 9-620 of the Uniform Commercial Code). Without limiting the generality of the foregoing, Buyer may seek the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of Seller or any of Seller’s property. Without limiting the generality of the foregoing, Buyer may terminate a Participation Interest in accordance with the applicable Participation Agreement. Without limiting the generality of the foregoing, Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required under this Agreement or by law referred to below) to or upon Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Repurchase Assets, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Repurchase Assets or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Repurchase Assets so sold, free of any right or equity of redemption in Seller, which right or equity is hereby waived or released. Seller further agrees, at Buyer’s request, to assemble the Repurchase Assets and make them available to Buyer at places which Buyer shall reasonably select, whether at Seller’s premises or elsewhere. Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable (under the circumstances) out-of-pocket costs and expenses of every kind actually incurred therein or incidental to the care or safekeeping of any of the Repurchase Assets or in any way relating to the Repurchase Assets or the rights of Buyer hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Buyer may elect, and only after such application and after the payment by Buyer of any other amount required or permitted by any provision of law, including Section 9-615 of the Uniform Commercial Code, need Buyer account for the surplus, if any, to Seller. To the extent permitted by Applicable Law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Repurchase Assets shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Seller shall remain liable for any deficiency (plus accrued interest thereon as contemplated herein) if the proceeds of any sale or other disposition of the Repurchase Assets are insufficient to pay the Obligations and the fees and disbursements in amounts reasonable under the circumstances, of any attorneys employed by Buyer to collect such deficiency. Notwithstanding anything to the contrary herein or in any of the other Program Agreements, the remedies set forth in this Section 4.09 shall be subject to the applicable Servicing Contracts and the Acknowledgment Agreement entered into with Ginnie Mae.

Section 4.10 Limitation on Duties Regarding Preservation of Repurchase Assets. Indenture Trustee’s duty with respect to the custody, safekeeping and physical preservation of the Repurchase Assets in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Repurchase Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Repurchase Assets upon the request of Seller or otherwise.

Section 4.11 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Repurchase Assets are irrevocable and powers coupled with an interest.

Section 4.12 Release of Security Interest. Upon the latest to occur of (a) the repayment to Buyer of all Obligations and the performance of all obligations under the Program Agreements, and (b) the occurrence of the Termination Date, Buyer shall release its security interest in any remaining Repurchase Assets hereunder and shall promptly execute and deliver to Seller such documents or instruments as Seller shall reasonably request to evidence such release; provided, that such release shall not be required until such time as the Acknowledgment Agreement is terminated.

Section 4.13 Reinstatement. All security interests created by this Article IV shall continue to be effective, or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any Obligation of Seller is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of its property, or otherwise, all as if such release had not been made.

Section 4.14 Subordination.

(a) Seller agrees to not assert any objection to, and shall be deemed to have otherwise consented to, a disposition of any assets subject to the Program Agreements during an Insolvency Event of Seller, free and clear of any lien, encumbrance, pledge or other claims under Section 363 of the Bankruptcy Code (or any similar bankruptcy law) if Buyer has consented to such disposition.

(b) If an Insolvency Event of Seller occurs, the Seller agrees not to contest (or support any other Person contesting) any request by Buyer for adequate protection, or any objection by Buyer to any motion, relief, action or proceeding based on Buyer claiming a lack of adequate protection.

(c) Until the obligations under the Program Agreements are paid in full, the Seller shall not oppose any request by Buyer for relief from the automatic stay or any other stay in any Insolvency Event of Seller.

(d) Seller shall not oppose or seek to challenge any claim by Buyer for allowance and payment in any Insolvency Event of Seller, of obligations under the Program Agreements consisting of post-petition interest, fees, costs or other charges to the extent of the value of Buyer’s lien, encumbrance, pledge or other claims on the assets that are the subject of this Agreement, without regard to the existence of a lien, encumbrance, pledge or other claims applicable to the obligations of the other parties to the Program Agreements.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Initial Transaction. The obligation of Buyer to enter into Transactions with the Seller hereunder is subject to the satisfaction, immediately prior to or concurrently with the entering into such Transaction, of the condition precedent that Buyer shall have received all of the following items, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(a) Program Agreements. The Program Agreements, in all instances duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(b) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and Repurchase Assets have been taken, including duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(c) Organizational Documents. A certificate of the corporate secretary of Seller in form and substance acceptable to Buyer, attaching certified copies of Seller’s charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(d) Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date ten (10) Business Days prior to the Closing Date.

(e) Incumbency Certificate. An incumbency certificate of the corporate secretary of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(f) Servicing Contracts. Fully executed copies of the Key Servicing Contract Documentation related to each Servicing Contract certified as true, correct and complete by Seller.

(g) Fees. Buyer shall have received payment in full of all fees and Expenses which are payable hereunder to Buyer on or before such date.

(h) Insurance. Evidence that Seller has added Buyer as an additional loss payee under the Seller’s Fidelity Insurance.

Section 5.02 All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(a) Due Diligence Review. Without limiting the generality of Section 10.08 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Assets of Seller.

(b) Transaction Notice and Asset Schedule. In accordance with Section 2.02 hereof, Buyer shall have received from Seller a Transaction Notice with an Asset Schedule that has been updated to include Assets related to a proposed Transaction hereunder on such Business Day.

(c) No Margin Deficit. After giving effect to each new Transaction, the aggregate outstanding amount of the Purchase Price shall not exceed the Asset Base then in effect.

(d) No Default. No Default or Event of Default shall have occurred and be continuing.

(e) Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into any Transaction.

(f) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(g) Servicing Contracts; Assets. Buyer shall have:

(i) received the Key Servicing Contract Documentation related to each Servicing Contract relating to any Purchased Assets, which Buyer shall have determined prior to financing the first Asset that relates to such Servicing Contract that such Servicing Contract is in form and substance satisfactory to Buyer in its sole discretion;

(ii) received copies of all other consents and notices required under the related Servicing Contract and with respect to the MSRs, the Acknowledgment Agreement, each in form and substance satisfactory to Buyer; and

(iii) received a copy of the Participation Agreement, which Buyer shall have determined, prior to entering into the first Transaction related to an Asset that relates to such Participation Agreement, is in form and substance satisfactory to Buyer in its sole discretion.

(h) Reserved.

(i) Participation Certificate. With respect to any Asset that constitutes a Participation Certificate, Buyer shall have received the original Participation Certificate registered into the name of the Indenture Trustee as designee of the Buyer.

(j) Financing Statements. All financing statements, amendments to financing statements and other documents required to be recorded or filed in order to perfect the Buyer’s security interest in such Assets, and protect such Assets and the other related Assets against all creditors of, and purchasers from, Seller and all other Persons whatsoever have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

ARTICLE VI

COVENANTS

Seller covenants and agrees that until the payment and satisfaction in full of all Obligations, whether now existing or arising hereafter, shall have occurred:

Section 6.01 Financial Covenants. Seller shall at all times comply with all financial covenants and/or financial ratios set forth in Section 2 of the Pricing Side Letter.

Section 6.02 Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with (a) any wholly owned subsidiary of Seller, or (b) any other Person if Seller is the surviving entity; and provided, further, that if after giving effect thereto, no Default would exist hereunder.

Section 6.03 Sale of Assets. Seller shall not sell, lease (as lessor) or transfer (as transferor) or otherwise dispose of any property or assets, whether now owned or hereafter acquired if such sale, lease or transfer would reasonably be expected to have a Material Adverse Effect.

Section 6.04 Asset Schedule. Seller shall at all times maintain a current list (which may be stored in electronic form) of all Assets. Seller shall deliver to Buyer on each Determination Date for any MRA Payment Date a cumulative Asset Schedule as of the last Business Day of the preceding week, each of which, when so delivered, shall replace the current Asset Schedule and which may be delivered in electronic form. As of each date an updated Asset Schedule is delivered in accordance with this Section 6.04, Seller hereby certifies, represents and warrants to Buyer that each such updated Asset Schedule is true, complete and correct in all material respects.

Section 6.05 No Adverse Claims. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Assets against all adverse claims and demands.

Section 6.06 Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section 6.06 shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

Section 6.07 Security Interest. Seller shall do all things necessary to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Assets or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the related Repurchase Assets and any Program Agreement.

Section 6.08 Records.

(a) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to Section 6.09, and all such Records shall be in Seller’s possession unless Buyer otherwise approves. Seller will not allow any such papers, records or files that are an original or an only copy to leave Seller’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller will maintain all such Records in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

(b) For so long as Buyer has an interest in or lien on any Purchased Assets or Repurchase Assets, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(c) Subject to the confidentiality provisions of this Agreement and the other Transaction Documents, upon reasonable advance notice from Buyer, Seller shall (x) make any and all such Records available to Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

Section 6.09 Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets (other than the related MSRs, which are pledged, and not sold to Buyer) to Buyer.

Section 6.10 Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with Applicable Law. Seller shall maintain its status as an approved Ginnie Mae issuer (“Ginnie Mae Approvals”). Seller shall service all Assets in accordance with the Ginnie Mae Contract and any and all instruments, agreements, invoices or other writings which give rise to or otherwise evidence any of the MSRs in all material respects. Should Seller, for any reason, cease to possess all such Ginnie Mae Approvals, or should notification to Ginnie Mae or to HUD, FHA, USDA or VA as described in Section 3.16 hereof be required, Seller shall so notify Buyer promptly in writing. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its Ginnie Mae Approvals at all times during the term of this Agreement.

Section 6.11 Material Change in Business. Seller shall not engage, to any substantial extent, in any line or lines of business activity other than lines of business conducted by Caliber on the Closing Date or other than lines of business typical for companies engaged in consumer and mortgage finance.

Section 6.12 Collections on Assets and the Dedicated Account.

(a) Prior to the Seller making any withdrawal from the custodial account or any other clearing account maintained under the related Servicing Contract, the Seller shall instruct the related depository institution to remit all Collections to the Dedicated Account (but only to the extent that such funds are payable to Seller free and clear of any Ginnie Mae rights or other restrictions on transfer set forth in such Servicing Contract). Seller shall not withdraw or direct the withdrawal or remittance of any Collections from any custodial account into which such amounts have been deposited other than to remit to the Dedicated Account.

(b) Seller shall be permitted to retain the Base Servicing Fee at all times.

Section 6.13 Applicable Law. Seller shall comply with the requirements of all Applicable Laws of any Governmental Authority.

Section 6.14 Existence. Seller shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

Section 6.15 Taxes. Seller shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

Section 6.16 Termination of Servicing Notice. Seller shall give notice to Buyer promptly upon receipt or notice or knowledge of any default, notice of termination of servicing for cause under any Servicing Contract or other Ginnie Mae or GSE related mortgage-related servicing agreement, or any resignation of servicing, termination of servicing or notice of resignation of or termination of servicing, regardless of whether such agreement or the rights thereunder constitute Purchased Assets hereunder.

Section 6.17 True and Correct Information. All required financial statements and other accounting reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP.

Section 6.18 Servicing. Seller shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices and the Servicing Contracts.

Section 6.19 No Pledge. Except as contemplated herein or in the Base Indenture, Seller shall not (a) pledge, transfer or convey any security interest in the Dedicated Account to any Person without the express written consent of Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders) or (b) pledge, grant a security interest or assign any existing or future rights to service any of the Repurchase Assets or to be compensated for servicing any of the Repurchase Assets, or pledge or grant to any other Person any security interest in any Assets or Servicing Contracts.

Section 6.20 Plan Assets. Seller shall not act on behalf of an employee benefit plan as defined in Section 3(3) of Title I of ERISA that is subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code. Seller shall not use Plan Assets to engage in this Agreement or any Transaction hereunder if it would cause Buyer to incur any prohibited transaction excise tax penalties under Section 4975 of the Code or otherwise constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or on Section 4975 of the Code. Transactions to or with Seller shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA which would be violated by the Transactions contemplated hereunder.

Section 6.21 Sharing of Information. Seller shall allow Buyer to exchange information related to Seller and the Transactions hereunder with noteholders or other third party lenders or investors and Seller shall permit each such person to share such information with Buyer.

Section 6.22 Modification of the Servicing Contracts and Participation Agreements.

(a) Seller shall not consent with respect to any Participation Agreements related to any Asset that constitutes a Purchased Asset or Repurchase Asset, to (i) the modification, amendment or termination of such Participation Agreement, (ii) the waiver of any provision of such Participation Agreement or (iii) the assignment, transfer, or material delegation of any of its rights or obligations, under such Participation Agreement, without the prior written consent of Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders) and with respect to clause (a)(iii), without the prior written consent of Ginnie Mae.

(b) Seller shall not consent with respect to any Servicing Contracts related to any Asset that constitutes a Purchased Asset or Repurchase Asset, to (i) the modification, amendment or termination of such Servicing Contracts, (ii) the waiver of any provision of such Servicing Contracts or (iii)(A) the resignation of Seller as servicer under the Servicing Contracts, or (B) the assignment, transfer, or material delegation of any of its rights or obligations, under such Servicing Contracts, without the prior written consent of Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders) and with respect to clause (iii)(B), without the prior written consent of Ginnie Mae; provided, however, that (x) with respect to any modification, amendment or waiver of any provision of the Servicing Contracts the consent of Buyer shall not be required so long as such modification, amendment or waiver does not result in a material adverse effect on the MSRs or the Seller (in its capacity as servicer), (y) with respect to any disposition under clause (b)(iii)(B) of this Section 6.22, Seller shall be permitted to make Permitted Dispositions without the prior written consent of Buyer, and (z) Seller shall be permitted to transfer Excluded Reimbursement Rights, Excluded Advances and Excluded Protective Collateral under the conditions specified in Section 2(g) of the GMSR Participation Agreement. Notwithstanding anything to the contrary herein or any of the other Program Agreements, Ginnie Mae has the absolute and unconditional right to modify the Ginnie Mae Contract at any time.

Section 6.23 No Subservicing. Except with respect to an Eligible Subservicing Agreement, Seller shall not permit any of the Purchased Assets or Repurchase Assets to be subject to any subservicing agreement or subservicing arrangement without the prior written consent of the Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders).

Section 6.24 Restricted Payments. Seller shall not make any Restricted Payments at any time while an Event of Default has occurred and is continuing under a Program Agreement.

ARTICLE VII

DEFAULTS/RIGHTS AND REMEDIES OF BUYER UPON DEFAULT

Section 7.01 Events of Default. Each of the following events or circumstances shall constitute an “Event of Default”:

(a) Payment Failure. Failure of Seller (which failure continues for a period of [***] following written notice (which may be in electronic form) from Buyer) to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on an MRA Payment Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, or (ii) cure any Margin Deficit when due pursuant to Section 2.05 hereof.

(b) Assignment. Assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders), or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Assets or Repurchase Assets to any person other than Buyer.

(c) Insolvency. An Insolvency Event shall have occurred with respect to Seller.

(d) Immediate Breach of Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in Sections 3.01 (Seller Existence), 3.06 (Solvency), 6.02 (Prohibition of Fundamental Changes), 6.14 (Existence), 6.19 (No Pledge) or 6.20 (Plan Assets) of this Agreement.

(e) Additional Breach of Representation or Covenant. A material breach by Seller of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 7.01(d) above), if such breach is not cured within [***].

(f) Change in Control. The occurrence of a Change in Control.

(g) Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any Affiliate thereof, or shall have taken any action to displace the management of Seller or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Affiliate thereof as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph (g) shall not have been discontinued or stayed within [***].

(h) Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Repurchase Assets purported to be covered hereby.

(i) Financial Statements. Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import.

(j) Validity of Agreement. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or Seller or any Affiliate of Seller shall seek to disaffirm, terminate, limit or reduce its obligations hereunder;

(k) Inability to Perform. A Responsible Officer of Seller shall admit its inability to, or its intention not to, perform any of Seller’s Obligations hereunder.

(l) Dedicated Account. Seller or any other Person shall have withdrawn any amounts on deposit in the Dedicated Account without the consent of Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders) other than funds deposited or withdrawn in error.

(m) Deposit and Remittance Requirements. Seller shall fail to comply with the deposit and remittance requirements set forth in the Ginnie Mae Contract and any and all instruments, agreements, invoices or other writings which give rise to or otherwise evidence any of the MSRs (subject to any cure period provided therein) or Section 4.2(a) of the Base Indenture (and such failure under Section 4.2(a) of the Base Indenture continues unremedied for a period of [***] after a Responsible Officer of the Seller obtains actual knowledge of such failure, or receives written notice from the Indenture Trustee or any Noteholder of such failure).

(n) Approved Ginnie Mae Issuer.

(i) The failure of Seller to be an approved issuer under the Ginnie Mae Contract with respect to which any Participation Certificates pledged under the Indenture relate; or

(ii) Seller shall cease to be approved by Ginnie Mae as an issuer or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated.

(o) Approved Mortgagee; Approved Servicer.

(i) Seller ceases to be (A) a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or (B) a Fannie Mae or Freddie Mac approved servicer (only to the extent Seller services loans for Fannie Mae or Freddie Mac) or HUD, Fannie Mae or Freddie Mac, as applicable, suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of Seller as either (1) a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or (2) a Fannie Mae or Freddie Mac approved servicer.

(ii) Seller receives (A) a notice that HUD may take such action set forth in clause (i) above or (B) a notice from Ginnie Mae of a default by Seller under the Ginnie Mae Contract (a “Ginnie Mae Default Notice”); provided, however, that the receipt of such Ginnie Mae Default Notice shall not become an Event of Default unless and until the earlier of (A) Seller receives a notice from Ginnie Mae which provides for the termination and extinguishment of Seller’s rights or (B) Seller receives a second Ginnie Mae Default Notice for the occurrence and continuation of the same default for which it received the initial Ginnie Mae Default Notice.

(p) Fraud; Violation of Requirements. (i) Seller engages or has engaged in fraud or other reckless or intentional wrongdoing in connection herewith or any other Program Agreement or any document submitted pursuant thereto or otherwise in connection with any MBS, or in connection with any federal mortgage insurance or loan guaranty program, or other federal program related to any of the Mortgage Loans; or (ii) Seller has used any payments, collections, recoveries or other funds pertaining in any way to the Mortgage Loans in violation of the requirements of the Ginnie Mae Contract, any Guaranty Agreement or any and all instruments, agreements, invoices or other writings which give rise to or otherwise evidence any of the MSRs.

(q) Change to Guaranty Agreement or Ginnie Mae Contract. Any change to a Guaranty Agreement, the Ginnie Mae Contract or any and all instruments, agreements, invoices or other writings which give rise to or otherwise evidence any of the MSRs that would result in a Material Adverse Effect on Seller.

(r) Improper Transfer of Participation Certificate. Caliber sells and/or contributes any Participation Certificate to any Person other than the Buyer or the Indenture Trustee.

(s) Cross Acceleration. (i) An Event of Default (as defined in the Base Indenture) has occurred and is continuing under the Indenture, (ii) Seller or Affiliates thereof shall be in default under any Indebtedness, in the aggregate, in excess of [***] of Seller or any Affiliate thereof which default (1) involves the failure to pay a matured obligation, or (2) has resulted in the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (iii) any other contract or contracts, in the aggregate in excess of [***] to which Seller or any Affiliate thereof is a party which default (1) involves the failure to pay a matured obligation, or (2) has resulted in the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

Section 7.02 No Waiver. An Event of Default shall be deemed to be continuing unless expressly waived by the Indenture Trustee on behalf of the Noteholders in writing.

Section 7.03 Due and Payable. Upon the occurrence of any Event of Default which has not been waived in writing by Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders), Buyer may (at the written direction of the Indenture Trustee on behalf of the Noteholders), by notice to Seller, declare all Obligations to be immediately due and payable, and any obligation of Buyer to enter into Transactions with Seller shall thereupon immediately terminate. Upon such declaration, the Obligations shall become immediately due and payable, both as to Purchase Price outstanding and Price Differential, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or other evidence of such Obligations to the contrary notwithstanding, except with respect to any Event of Default set forth in Section 7.01(d), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand, and any obligation of Buyer to enter into Transactions with Seller shall immediately terminate. Buyer may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Buyer, whether under this Agreement or any other Program Agreement or afforded by Applicable Law.

Section 7.04 Fees. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. Seller agrees to pay to Buyer reasonable attorneys’ fees and reasonable legal expenses incurred in enforcing Buyer’s rights, powers and remedies under this Agreement and each other Program Agreement.

Section 7.05 Default Rate. Without regard to whether Buyer has exercised any other rights or remedies hereunder, if an Event of Default shall have occurred and be continuing, the applicable Pricing Rate shall be increased as set forth in the Pricing Side Letter, but in no event shall the Pricing Rate exceed the maximum amount permitted by law.

ARTICLE VIII

ENTIRE AGREEMENT; AMENDMENTS AND

WAIVERS; SEPARATE ACTIONS BY BUYER

Section 8.01 Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto and supersedes any and all prior or contemporaneous agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or any of the Program Agreements, nor consent to the departure by Seller therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which it is given. Any amendment of this Agreement which affects the rights, duties, immunities, obligations or liabilities of the Owner Trustee in its capacity as owner trustee under the Trust Agreement shall require the written consent of the Owner Trustee.

Section 8.02 Waivers, Separate Actions by Buyer. Any amendment or waiver effected in accordance with this Article VIII shall be binding upon Buyer and Seller; and Buyer’s failure to insist upon the strict performance of any term, condition or other provision of this Agreement or any of the Program Agreements, or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by Buyer of any such term, condition or other provision or Default or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term, condition or other provision or of any such Default or Event of Default shall not affect or alter this Agreement or any of the Program Agreements, and each and every term, condition and other provision of this Agreement and the Program Agreements shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default or Event of Default in connection therewith. An Event of Default hereunder or under any of the Program Agreements shall be deemed to be continuing unless and until waived in writing by Buyer, as provided in Section 7.02.

ARTICLE IX

SUCCESSORS AND ASSIGNS

Section 9.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, any portion thereof, or any interest therein. Seller shall not have the right to assign all or any part of this Agreement or any interest herein without the prior written consent of Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders).

Section 9.02 Transfers.

(a) Buyer may in accordance with Applicable Law at any time assign, pledge, hypothecate, or otherwise transfer to one or more banks, financial institutions, investment companies, investment funds or any other Person (each, a “Transferee”) all or a portion of Buyer’s rights and obligations under this Agreement and the other Program Agreements; provided, that (i) Seller has consented to such assignment, pledge, hypothecation, or other transfer; provided, however, Seller’s consent shall not be required in the event that (A) such Transferee is an Affiliate of the Administrative Agent or (B) an Event of Default has occurred (ii) absent an Event of Default, Buyer shall give at least ten (10) days’ prior notice thereof to Seller; and (iii) that each such sale shall represent an interest in the Transactions in an aggregate Purchase Price of [***] or more. In the event of any such assignment, pledge, hypothecation or transfer by Buyer of Buyer’s rights under this Agreement and the other Program Agreements, Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement. Buyer (acting as agent for Seller) shall maintain at its address referred to in Section 10.04 a register (the “Register”) for the recordation of the names and addresses of Transferees, and the Purchase Price outstanding and Price Differential in the Transactions held by each thereof. The entries in the Register shall be prima facie conclusive and binding, and Seller may treat each Person whose name is recorded in the Register as the owner of the Transactions recorded therein for all purposes of this Agreement. No assignment shall be effective until it is recorded in the Register.

(b) Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

Section 9.03 Buyer and Participant Register.

(a) Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 9.03, from and after the effective date specified in each assignment and acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of Buyer under this Agreement.

(b) Seller or an agent of Seller shall maintain a register (the “Transaction Register”) on which it will record the Transactions entered into hereunder, and each assignment and acceptance and participation. The Transaction Register shall include the names and addresses of Buyers (including all assignees, successors and Participants), and the Purchase Price of the Transactions entered into by Buyer. Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such Transactions. If Buyer sells a participation in any Transaction, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any Applicable Law or governmental regulation or procedure.

ARTICLE X

MISCELLANEOUS

Section 10.01 Survival. This Agreement and the other Program Agreements and all covenants, agreements, representations and warranties herein and therein and in the certificates delivered pursuant hereto and thereto, shall survive the entering into of the Transaction and shall continue in full force and effect so long as any Obligations are outstanding and unpaid.

Section 10.02 Nonliability of Buyer Parties. The parties hereto agree that, notwithstanding any affiliation that may exist between Seller and Buyer, the relationship between Seller and Buyer shall be solely that of arms-length participants. No Buyer Party shall have any fiduciary responsibilities to Seller. Seller (i) agrees that no Buyer Party shall have any liability to Seller (whether sounding in tort, contract or otherwise) for losses suffered by Seller in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this agreement, the other loan documents or any other agreement entered into in connection herewith or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on such Buyer Party (which judgment shall be final and not subject to review on appeal), that such losses were the result of acts or omissions on the part of such Buyer Party constituting gross negligence or willful misconduct and (ii) waives, releases and agrees not to sue upon any claim against each

Buyer Party (whether sounding in tort, contract or otherwise), except a claim based upon gross negligence or willful misconduct. Whether or not such damages are related to a claim that is subject to such waiver and whether or not such waiver is effective, no Buyer Party shall have any liability with respect to, and Seller hereby waives, releases and agrees not to sue upon any claim for, any special, indirect, consequential or punitive damages suffered by Seller in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by this Agreement, the other loan documents or any other agreement entered into in connection herewith or therewith or any act, omission or event occurring in connection herewith or therewith, unless it is determined by a judgment of a court that is binding on Buyer (which judgment shall be final and not subject to review on appeal), that such damages were the result of acts or omissions on the part of a Buyer Party, as applicable, constituting willful misconduct or gross negligence.

Section 10.03 Governing Law; Jurisdiction, Waiver of Jury Trial: Waiver of Damages.

(a) This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer or any Buyer Party. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE ARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) SELLER HEREBY WAIVES TRIAL BY JURY. SELLER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

(c) Seller further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Seller at the address set forth in Section 10.04 hereof.

(d) Nothing herein shall affect the right of Buyer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Seller in any other jurisdiction.

(e) Seller waives the posting of any bond otherwise required of Buyer in connection with any judicial process or proceeding to enforce any judgment or other court order entered in favor of Buyer, or to enforce by specific performance, temporary restraining order or preliminary or permanent injunction this Agreement or any of the other Program Agreements.

Section 10.04 Notices. Any and all notices (with the exception of Transaction Notices, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to Seller:

Caliber Home Loans, Inc.

1525 South Belt Line Road

Coppell, Texas 75019

Attention: Aubrey Meyers

Phone Number: 214-687-3031

Fax: 469-470-3155

E-mail: aubrey.meyers@caliberhomeloans.com

With copy to:

Caliber Home Loans, Inc.

1525 South Belt Line Road

Coppell, Texas 75019

Attention: Glenn Minkoff

Phone Number: 214-299-5385

Fax: 469-470-3155

E-mail: glenn.minkoff@caliberhomeloans.com

If to Buyer:

CHL GMSR Issuer Trust

c/o Wilmington Savings Fund Society, FSB, as

Owner Trustee

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Corporate Trust Department: CHL GMSR Issuer Trust

Phone Number: 302-888-7437

Fax: 302-421-9137

Email: jeffrey.everhart@christianatrust.com

With a copy to

Caliber Home Loans, Inc.

1525 South Belt Line Road

Coppell, Texas 75019

Attention: Aubrey Meyers

Phone Number: 214-687-3031

Fax: 469-470-3155

E-mail: aubrey.meyers@caliberhomeloans.com

With copy to:

Caliber Home Loans, Inc.

1525 South Belt Line Road

Coppell, Texas 75019

Attention: Glenn Minkoff

Phone Number: 214-299-5385

Fax: 469-470-3155

E-mail: glenn.minkoff@caliberhomeloans.com

With a copy to the Administrative Agent:

Credit Suisse First Boston Mortgage Capital LLC

Eleven Madison Avenue

New York, New York 10010

Attention: Dominic Obaditch

Phone Number: (212) 325-3003

Fax Number: (646) 935-7470

E-mail: dominic.obaditch@credit-suisse.com

With a copy to the Credit Manager:

Pentalpha Surveillance LLC

375 N. French Rd., Suite 100

Amherst, New York 14228

Attention: CHL GMSR Issuer Trust

E-mail: Notice@pentalphasurveillance.com

Section 10.05 Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. In case any provision in or obligation under this Agreement or any other Program Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.06 Section Headings. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.08 Periodic Due Diligence Review. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller and the Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than five (5) Business Days’) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours, and in a manner that does not unreasonably interfere with the ordinary conduct of Seller’s business, to examine, inspect, and make copies and extracts of, any and all documents, records, agreements, instruments or information relating to such Assets in the possession or under the control of Seller, subject to the confidentiality provisions of this Agreement and the other Transaction Documents. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into a Transaction related to any Purchased Assets from Seller based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Assets related to a Transaction. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller.

Section 10.09 Hypothecation or Pledge of Repurchase Assets. Subject to the applicable Acknowledgment Agreement, Buyer shall have free and unrestricted use of all Repurchase Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with all or a portion of the Repurchase Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating all or a portion of the Repurchase Assets.

Section 10.10 Non-Confidentiality of Tax Treatment.

(a) This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer or Seller, and shall be held by each party hereto in strict confidence and shall not be disclosed to any third party without the written consent of Buyer (at the written direction of the Administrative Agent) or Seller, except for (i) disclosure to Buyer’s or Seller’s direct and indirect Affiliates and wholly owned subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure to the parties to the Indenture, including noteholders and investors related thereto, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (iii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreements, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer (at the written direction of the Administrative Agent).

(b) Notwithstanding anything in this Agreement to the contrary, Seller shall comply with all applicable local, state and federal laws, including all privacy and data protection law, rules and regulations that are applicable to the Repurchase Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer, the Administrative Agent or any Affiliate of the Administrative Agent which Seller holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller shall implement and maintain appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that Seller has satisfied its obligations as required under this section. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller. Seller shall notify Buyer promptly following discovery of any material breach or material compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer, the Administrative Agent or any Affiliate of the Administrative Agent provided directly to Seller by Buyer or the Administrative Agent or an Affiliate of the Administrative Agent. Seller shall provide such notice to Buyer pursuant to Section 10.4.

Section 10.11 Set-off. In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by Applicable Law to set-off and appropriate and apply against any Obligation from Seller or any Affiliate thereof to Buyer, the Administrative Agent or any Affiliate of the Administrative Agent any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return funds to Seller), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer, the Administrative Agent or any Affiliate of the Administrative Agent to or for the credit or the account of Seller or any Affiliate thereof. Buyer agrees promptly to notify Seller after any such set off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.12 Intent.

(a) The parties recognize that each Transaction is a “master netting agreement” as that term is defined in Section 101 of Title 11 of the United States Code and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

(b) It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 7.03 hereof is a contractual right to liquidate such Transaction as described in Section 555 and Section 561 of Title 11 of the United States Code.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) This Agreement is intended to be a “securities contract,” within the meaning of Section 555 under the Bankruptcy Code, and a “master netting agreement,” within the meaning of Section 561 under the Bankruptcy Code.

Section 10.13 Third Party Beneficiaries. (a) The Administrative Agent, the Owner Trustee and the Indenture Trustee shall be express third party beneficiaries of this Agreement.

Section 10.14 Owner Trustee Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by WSFS, not individually or personally but solely as trustee of Buyer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, warranties, undertakings and agreements herein made on the part of Buyer is made and intended not as personal representations, warranties, undertakings and agreements by WSFS but is made and intended for the purpose of binding only Buyer, (c) nothing herein contained shall be construed as creating any liability on WSFS, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WSFS has made no investigation as to the accuracy or completeness of any representations or warranties made by Buyer in this Agreement and (e) under no circumstances shall WSFS be personally liable for the payment of any indebtedness or expenses of Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Buyer under this Agreement or any other related documents.

Section 10.15 Actions and Discretion of Buyer. Any provision providing for the exercise of any action or discretion by Buyer shall be exercised by the Indenture Trustee at the written direction of either 100% of the VFN Noteholders or the Majority Noteholders of all Outstanding Notes. To the extent there are conflicting directions between 100% of the VFN Noteholders and the Majority Noteholders, the Indenture Trustee will take its direction from 100% of the VFN Noteholders. In addition, and notwithstanding any other provision in this Agreement to the contrary, any approvals, consents, votes or other rights exercisable by Buyer under this Agreement shall be exercised by the Indenture Trustee on behalf of Noteholders.

IN WITNESS WHEREOF, Seller and Buyer have caused this Master Repurchase Agreement to be executed and delivered by their duly authorized officers or trustees as of the date first above written.

CHL GMSR Issuer Trust, as Buyer

By:	Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as Owner Trustee

By:	/s/ Jeffrey R. Everhart
	Name:	Jeffrey R. Everhart
	Title:	Vice President

[Signature page to PC Master Repurchase Agreement—CHL GMSR Issuer Trust]

CALIBER HOME LOANS, INC., as Seller

By:	/s/ William Dellal
Name: William Dellal
Title: Chief Financial Officer

[Signature page to PC Master Repurchase Agreement—CHL GMSR Issuer Trust]

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICING CONTRACTS

The Seller makes the following representations and warranties to the Buyer, with respect to Servicing Contracts subject to each Transaction, as of the date of this Agreement, the date of any Transaction, and while the Program Agreements are in full force and effect. The representations and warranties shall be limited to Servicing Contracts that are acquired on or after the date of this Agreement. For purposes of this Schedule 1-A and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the Servicing Contracts if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Servicing Contracts.

(a) Asset Schedule. The Asset Schedule most recently submitted to Buyer is a true and correct list of the Participation Certificates and the Mortgage Pools related to the MSRs pledged hereunder as of the date of submission.

(b) Servicing Contracts. All of the Servicing Contracts with respect to such Assets are in full force and effect and have not been modified and Seller as servicer has not been terminated thereunder.

(c) Assignment. Pursuant to this Agreement, Seller grants to the Buyer a valid security interest in all the right, title and interest of such Seller in and to the Repurchase Assets and the other Related Security, which security interest is perfected and of first priority, enforceable against, and creating an interest prior in right to, all creditors of and purchasers from Seller.

(d) No Liens. Each Purchased Asset conveyed and pledged on such Purchase Date is owned by the related Seller free and clear of any Lien, except as provided herein, and is not subject to any dispute or other Adverse Claim, except as provided herein. The Buyer’s security interest in such Purchased Assets, the Related Security and the Collections with respect thereto, is free and clear of any Lien, except as provided herein. The Seller has not and will not prior to the time of the pledge of any such interest to the Buyer have sold, pledged, assigned, transferred or subjected and will not thereafter sell, pledge, assign, transfer or subject to a Lien any of such Purchased Assets, the Related Security or the Collections other than in accordance with the terms of this Agreement.

(e) Filings. On or prior to each Purchase Date, all financing statements and other documents required to be recorded or filed in order to perfect the Buyer’s security interest in, and protect the Assets and the other related Assets against all creditors of, and purchasers from, Seller and all other Persons whatsoever have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

(f) Collection Policy. Seller has complied in all material respects with the Collection Policy in regard to each Asset and related Servicing Contract. Seller has not extended or modified the terms of any Asset or the related Servicing Contract except in accordance with the Collection Policy.

Schedule 1-A-1

(g) Adverse Selection. Seller has not selected the Purchased Assets in a manner that will adversely affect Buyer’s interests.

(h) No Subservicing. Except as otherwise disclosed to Buyer, all of the Purchased Assets hereunder constitute direct servicing rights (and not subservicing rights).

(i) Good Title. Seller has good title to all of the Repurchase Assets, free and clear of all mortgages, security interests, restrictions, Liens and encumbrances of any kind other than the Liens created by the Program Agreements.

(j) No Defenses. Each item of the Repurchase Assets was acquired by Seller in the ordinary course of its business, in good faith, for value and without notice of any defense against or claim to it on the part of any Person and there are no agreements or understandings between Seller and any other party which would modify, release, terminate or delay the attachment of the security interests granted to Buyer under this Agreement and no obligor has any defense, set off, claim or counterclaim against Seller that can be asserted against Buyer, whether in any proceeding to enforce the Buyer’s rights in the related Mortgage Loan or otherwise.

(k) Servicing Compliance with Applicable Laws. Seller has complied with the terms of each Servicing Contract and Applicable Laws in all material respects.

Schedule 1-A-2

SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES REGARDING ASSETS CONSISTING OF

PARTICIPATION CERTIFICATES

The Seller makes the following representations and warranties to the Buyer, with respect to Participation Certificates subject to each Transaction, as of the date of this Agreement, the date of any Transaction, and while the Program Agreements are in full force and effect. The representations and warranties shall be limited to Participation Certificates that are acquired on or after the date of this Agreement. For purposes of this Schedule 1-B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the Participation Certificates if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Participation Certificates.

(a) The representations and warranties with respect to the related Servicing Contract set forth on Schedule 1-A are true and correct in all material respects.

(b) The Participation Certificate is a Participation Interest in the Portfolio Excess Spread and the Advance Reimbursement Amounts evidenced by such Participation Certificate.

(c) Seller has good and marketable title to, and is the sole owner and holder of, such Participation Certificate. Seller is transferring such Participation Certificate free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Certificate, other than the first priority security interest of Buyer granted pursuant to this Agreement, and no Participation Certificate document is subject to any assignment, participation, or pledge.

(d) No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Certificate, the related Portfolio Excess Spread, (ii) material non-monetary default, breach or violation exists with respect to such Participation Certificate and the related Portfolio Excess Spread, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.

(e) None of the Participation Certificates is held in a deposit account (as defined in the Uniform Commercial Code).

(f) The Participation Certificate constitutes all the issued and outstanding Participation Interests of all classes issued pursuant to the related Participation Agreement and is certificated.

(g) The Participation Certificate has been duly and validly issued.

(h) All consents of any Person required for the grant of the security interests in the Participation Certificates to Buyer provided for herein have been obtained and are in full force and effect.

Schedule 1-B-1

(i) Upon delivery to the Buyer of the Participation Certificates (and assuming the continuing possession by the Buyer of such certificate in accordance with the requirements of Applicable Law) and the filing of a financing statement covering the Participation Certificate in the State of Delaware and naming the Seller as debtor and the Buyer as secured party, Seller has pledged to Buyer all of its right, title and interest to the Participation Certificates to Buyer. The Lien granted hereunder is a first priority Lien in the Participation Certificate.

(j) The Seller has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Participation Agreement without the consent of Buyer (at the written direction of the Indenture Trustee on behalf of the Noteholders).

(k) Participation Agreement.

(i) Each Participation Agreement with respect to the related Assets is in full force and effect and, except to the extent approved in writing by the Administrative Agent, on behalf of Buyer, the terms of the Participation Agreement have not been impaired, altered or modified in any respect.

(ii) A true and correct copy of the Participation Agreement has been delivered to Buyer.

(iii) Seller has complied with all terms of each Participation Agreement subject to a Transaction hereunder and has fulfilled all obligations with respect thereto.

(iv) Except to the extent approved in writing by the Administrative Agent, on behalf of Buyer, there is no material default, breach, violation or event of acceleration existing under the Participation Agreement and no event has occurred which, with the passage of time or giving of notice or both and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of termination thereunder, and Seller has not waived any such default, breach, violation or event of termination.

(v) The Participation Agreement is genuine, and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as such enforcement may be affected by bankruptcy, by other insolvency laws or by general principles of equity. Seller had legal capacity to enter into the Participation Agreement, and the Participation Agreement has been duly and properly executed by Seller.

(vi) Pursuant to the Participation Agreement, to the extent the sale would be re-characterized, Seller grants to the holder a valid security interest in all the right, title and interest of Seller in and to the related Portfolio Excess Spread, which security interest is perfected and of first priority, enforceable against, creating an interest prior in right to, all creditors of Seller.

Schedule 1-B-2

SCHEDULE 1-C

REPRESENTATIONS AND WARRANTIES REGARDING THE ELIGIBLE SECURITIES

[To be provided.]

Schedule 1-C-1

SCHEDULE 1-D

REPRESENTATIONS AND WARRANTIES REGARDING THE PLEDGED MARGIN

SECURITIES

[To be provided.]

Schedule 1-D-1

SCHEDULE 2

ASSET SCHEDULE

Date of Asset Schedule: April 2, 2018

Part I. Participation Agreements and Participation Certificates

Participation Agreement

GMSR Participation Agreement, dated April 2, 2018, between Caliber Home Loans, Inc. and Caliber Home Loans, Inc., as initial participant.

Participation Certificate

Excess Spread PC

Part II. Mortgage Pools and MSRs related thereto

Schedule 2-1

SCHEDULE 3

RESPONSIBLE OFFICERS – SELLER

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Responsible Officers for execution of Program Agreements and amendments

Name	Title	Signature

William Dellal	Chief Financial Officer

Vasif Imtiazi	Deputy CFO

Ken Adler	Executive Vice President

Glenn Minkoff	Senior Vice President

Responsible Officers for execution of Transaction Notices and day-to-day operational functions

Name	Title	Signature

William Dellal	Chief Financial Officer

Vasif Imitiazi	Deputy CFO

Ken Adler	Executive Vice President

Glenn Minkoff	Senior Vice President

John Hsu	Vice President

Schedule 3-1

EXHIBIT A

FORM OF TRANSACTION NOTICE

Dated: [_________]

CHL GMSR Issuer Trust

c/o Wilmington Savings Fund Society, FSB, as

Owner Trustee

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Corporate Trust Department: CHL GMSR Issuer Trust

Phone: 302-888-7437

Fax: 302-421-9137

Email: jeffrey.everhart@christianatrust.com

Credit Suisse First Boston Mortgage Capital LLC

Eleven Madison Avenue

New York, New York 10010

Attention: Dominic Obaditch

Phone Number: (212) 325-3003

Fax Number: (646) 935-7470

E-mail: dominic.obaditch@credit-suisse.com

Citibank, N.A.

Corporate and Investment Banking

388 Greenwich Street

New York, NY 10013,

Attention: CHL GMSR Issuer Trust MSR Collateralized Notes

Phone Number: (714) 845-4102

Fax Number: (714) 262-4576

email: jennifer.mccourt@citi.com

TRANSACTION NOTICE

Ladies and Gentlemen:

We refer to the Master Repurchase Agreement, dated as of April 2, 2018 (the “Agreement”), between CHL GMSR Issuer Trust and Caliber Home Loans, Inc. (the “Seller”). Each capitalized term used but not defined herein shall have the meaning specified in the Agreement. This notice is being delivered by Seller pursuant to Section 2.02 of the Agreement.

Please be notified that Seller hereby irrevocably requests that the Buyer enter into the following Transaction(s) with the Seller as follows:

Purchase Price of Transaction	Amount of Asset Base	Outstanding Purchase Price

Exhibit A-1

The requested Purchase Date is _______________.

Seller requests that the proceeds of the Purchase Price be deposited in Seller’s account at _______, ABA Number _______, account number ____, References: _____, Attn: _______.

Seller hereby represents and warrants that each of the representations and warranties made by Seller in each of the Program Agreements to which it is a party is true and correct in all material respects, in each case, on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Attached hereto is a true and correct Asset Schedule, which includes the Assets to be subject to the requested Transaction.

CALIBER HOME LOANS, INC.

By:

Exhibit A-2

[Asset Schedule]

Exhibit A-3

EXHIBIT B

FORM OF MARGIN EXCESS NOTICE

Dated: [_________]

CHL GMSR Issuer Trust

c/o Wilmington Savings Fund Society, FSB, as

Owner Trustee

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Corporate Trust Department: CHL GMSR Issuer Trust

Phone: 302-888-7437

Fax: 302-421-9137

Email: jeffrey.everhart@christianatrust.com

Credit Suisse First Boston Mortgage Capital LLC

Eleven Madison Avenue

New York, New York 10010

Attention: Dominic Obaditch

Phone Number: (212) 325-3003

Fax Number: (646) 935-7470

E-mail: dominic.obaditch@credit-suisse.com

Citibank, N.A.

Corporate and Investment Banking

388 Greenwich Street

New York, NY 10013,

Attention: CHL GMSR Issuer Trust MSR Collateralized Notes

Phone Number: (714) 845-4102

Fax Number: (714) 262-4576

email: jennifer.mccourt@citi.com

MARGIN EXCESS NOTICE

Ladies and Gentlemen:

We refer to the Master Repurchase Agreement, dated as of April 2, 2018 (the “Agreement”), among CHL GMSR Issuer Trust and Caliber Home Loans, Inc. (the “Seller”). Each capitalized term used but not defined herein shall have the meaning specified in the Agreement. This notice is being delivered by the Seller pursuant to Section 2.05(d) of the Agreement.

Exhibit B-1

Please be notified that the Seller hereby requests that Buyer deliver additional Consideration in an amount equal to the Margin Excess indicated below:

Margin Excess $[___________]

The Seller hereby represents and warrants that each of the representations and warranties made by the Seller in each of the Program Agreements to which it is a party is true and correct in all material respects, in each case, on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

CALIBER HOME LOANS, INC.

Name:
Title:

Exhibit B-1